Media Alert

FOR IMMEDIATE RELEASE

Epicor Announces Corporate Office Relocation

Company’s Austin, Texas Office Named Worldwide Corporate Office

AUSTIN, Texas, February 13, 2014 -- Epicor Software Corporation, a global leader in business software solutions for manufacturing, distribution, retail and services organizations, today announced that effective immediately the Company’s worldwide corporate office will be in Austin, Texas -- located at 804 Las Cimas Parkway.  The Company’s previous corporate office located in Dublin, California will remain a strategic location for Epicor with its retail distribution solutions business based there, as well as some corporate shared services resources.
“Texas and Austin in particular, is an ideal location for our corporate office with its strong technology focus, central time zone, and business-friendly climate,” said Joe Cowan, president and chief executive officer of Epicor. “The change makes sense, as many members of our corporate shared services team -- accounting, finance, purchasing, etc. -- are located there.”

About Epicor Software Corporation
Epicor Software Corporation is a global leader delivering inspired business software solutions to the manufacturing, distribution, retail and services industries. With over 40 years of experience serving small, midmarket and larger enterprises, Epicor has more than 20,000 customers in over 150 countries. Epicor enterprise resource planning (ERP), retail management software, supply chain management (SCM), and human capital management (HCM) enable companies to drive increased efficiency and improve profitability. With a history of innovation, industry expertise and passion for excellence, Epicor provides the single point of accountability that local, regional and global businesses demand. The Company’s headquarters are located in Austin, Texas, with offices and affiliates worldwide. For more information, visit www.epicor.com.

Follow Epicor on Twitter @Epicor, @EpicorUK, @EpicorEMEA, @EpicorANZ, @Epicor LAC, @Epicor_Retail, @Epicor_DIST, @EpicorPrcsMFG and Facebook.

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Epicor and the Epicor logo are trademarks of Epicor Software Corporation, registered in the United States and other countries. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Contact:    Lisa Preuss
Senior Director, Corporate Communications
Epicor Software Corporation
+1 949 585 4235
lpreuss@epicor.com